                                 SCHEDULE 13G


                                (RULE 13d-102)


  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
       (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                  SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*




                            Applied Innovation Inc.
 -----------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
 -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  037916 10 3
 -----------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
 -----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


        [ ] Rule 13d-1(b)

        [ ] Rule 13d-(c)

        [ ] Rule 13d-1(d)



        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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
 CUSIP NO. 037916 10 3                                                                 PAGE 2 OF 5 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     | Linda S. Moersdorf                                                                                |
|     | ###-##-####                                                                                       |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group                                        (a) [   ] |
|     | (See Instructions)                                                                          ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization                                                              |
|     |                                                                                                   |
|     | U.K.                                                                                              |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power                                              |
|                               |       |                                                                 |
|             Shares            |       |  811,716                                                        |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power                                            |
|                               |       |                                                                 |
|            Owned by           |       |  184,500                                                        |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power                                         |
|                               |       |                                                                 |
|            Reporting          |       |  811,716                                                        |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power                                       |
|                               |       |                                                                 |
|                               |       |  184,500                                                        |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person                                      |
|     |                                                                                                   |
|     |                                    996,216                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                          [   ] |
|     | Linda S. Moersdorf expressly disclaims beneficial ownership of 5,560,313 shares             ----- |
|     | held by her spouse.                                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)                                                 |
|     |                                                                                                   |
|     |                                       6.3%                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     |                                         IN                                                        |
-----------------------------------------------------------------------------------------------------------

        Answer every item. If an item is inapplicable or the answer is in the negative, so state.


ITEM 1 (a).  Name of Issuer:

             Applied Innovation Inc.
             ---------------------------------------------------------------


ITEM 1 (b).  Address of Issuer's Principal Executive Offices:

             Applied Innovation Inc.
             5800 Innovation Drive
             Dublin, Ohio 43016
             ---------------------------------------------------------------


ITEM 2 (a).  Name of Person Filing:

             (i)   Gerard B. Moersdorf, Jr.
             (ii)  Linda S. Moersdorf
             ---------------------------------------------------------------


ITEM 2 (b).  Address of Principal Business Office or, if None, Residence:

             (i)   Gerard B. Moersdorf, Jr.
                   Applied Innovation Inc.
                   5800 Innovation Drive
                   Dublin, Ohio 43016

             (ii)  Linda S. Moersdorf
                   6976 Constitution Place
                   Worthington, Ohio 43085
             ---------------------------------------------------------------

ITEM 2 (c).  Citizenship:

             Gerard B. Moersdorf, Jr. is a citizen of the United States of America, and Linda S. Moersdorf is a citizen of the United Kingdom.
             ---------------------------------------------------------------

ITEM 2 (d).  Title of Class of Securities:

             Common Stock, $.01 par value
             ---------------------------------------------------------------

ITEM 2 (e).  CUSIP Number:

             037916 10 3
             ---------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable.

             (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

             (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

             (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

             (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

             (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

             (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement if filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.  OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount beneficially owned:

                (i)    Gerard B. Moersdorf, Jr.: 5,744,813 shares

                       Gerard B. Moersdorf, Jr. expressly disclaims beneficial ownership of 793,716 shares held directly by his spouse, Linda S. Moersdorf, and 18,000 shares subject to stock options held by his spouse, Linda S. Moersdorf

                (ii)   Linda S. Moersdorf: 996,216 shares

                       Linda S. Moersdorf expressly disclaims beneficial ownership of 5,558,188 shares held directly by her spouse, Gerard B. Moersdorf, Jr., and 2,125 shares held in her spouse's IRA

        (b)     Percent of class:

                (i)    Gerard B. Moersdorf, Jr.: 36.4%

                (ii)   Linda S. Moersdorf: 6.3%

        (c)     Number of shares as to which the person has:

        (i)     Sole power to vote or to direct the vote:

                    (A)    Gerard B. Moersdorf, Jr.: 5,560,313 shares

                    (B)    Linda S. Moersdorf: 811,716 shares

        (ii)    Shared power to vote or to direct the vote:

                    (A)    Gerard B. Moersdorf, Jr.: 184,500 shares

                    (B)    Linda S. Moersdorf: 184,500 shares

        (iii)   Sole power to dispose or to direct the disposition of:

                    (A)    Gerard B. Moersdorf, Jr.: 5,560,313 shares

                    (B)    Linda S. Moersdorf: 811,716 shares

        (iv)    Shared power to dispose or to direct the disposition of:

                    (A)    Gerard B. Moersdorf, Jr.: 184,500 shares

                    (B)    Linda S. Moersdorf: 184,500 shares

        Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

        Instruction. Dissolution of a group requires a response to this item.

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

        Not applicable.

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ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

        Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. (See Item 5.)

        Not applicable.

ITEM 10.  CERTIFICATIONS.

        Not applicable.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

           February 15, 1999                      February 15, 1999
   ---------------------------------      ---------------------------------
                (Date)                                 (Date)

      /s/ Gerard B. Moersdorf, Jr.              /s/ Linda S. Moersdorf
   ---------------------------------      ---------------------------------
              (Signature)                            (Signature)

        Gerard B. Moersdorf, Jr.                 Linda S. Moersdorf
   ---------------------------------      ---------------------------------
           (Name and Title)                       (Name and Title)


        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

        Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

          ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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